Airspan Networks Announces Fourth Quarter and Full Year 2006 Financial Results

Company Achieves 15% Revenue Growth in 2006

BOCA RATON, Fla. — February 28, 2006 - Airspan Networks Inc. (Nasdaq: AIRN) today announced its fourth quarter and full year financial results for the period ending December 31, 2006. Full year reported revenues for 2006 were a record at $127.8 million, up 15% from the $111.0 million reported for 2005. The Company reported revenues for the 2006 fourth quarter of $31.3 million, a decrease of 17% from the fourth quarter of 2005, but up 15% compared to the third quarter of 2006. The net loss attributable to common stockholders for the fourth quarter was $4.1 million or $(0.10) per share, against a loss of $3.3 million or $(0.08) per share in the fourth quarter of 2005. The net loss attributable to common stockholders for the full year 2006 was $38.4 million, or $(0.96) per share, compared to $15.1 million, or $(0.39) per share, for 2005. Net loss attributable to common stockholders in 2006 included a cost of $9.2 million, or $(0.23) per share, for the deemed dividend associated with an exchange and beneficial conversion of preferred stock in September 2006.

Fourth Quarter 2006 Business Highlights

• Launch of the HiperMAX Base Station platform, the industry’s first software-defined product for Mobile WiMAX.
• Record WiMAX revenue through our OEM channel partners, including HiperMAX customer wins with major Tier 1 carriers in Europe and Latin America.
• Development of the Triband USB subscriber device, which will enable WiMAX services to be delivered to portable devices such as laptop computers, continued on schedule; the product remains on track for end of 2007 introduction.
• Addition of the 5.8GHz frequency band to the MicroMAX Base Station product to address the unlicensed frequency market.
• WiMAX Forum CertificationTM of the MicroMAX 3.5GHz FDD Base Station.
• Successful interoperability testing of Airspan Wave 2 WiMAX at WiMAX Mobile plugfests.

Financial Results
Full year reported revenues for 2006 were $127.8 million, up 15% from the $111.0 million reported for 2005. Gross profit of $32.9 million for 2006 was 4% higher than the $31.5 million recorded in 2005. The gross profit margin for 2006 was 26% versus 28% in 2005. The small decline in margin occurred as higher margins generated by increased WipLL, WiMAX and AS.NET sales were offset by lower pricing of ASX and Proximity products, an increase in inventory provisions and by higher freight and warranty expenses that grew as a result of the change in mix of products sold.

Fourth quarter revenues of $31.3 million were 17% lower than the $37.9 million we reported in the fourth quarter of 2005, but 15% higher than the $27.3 million recorded in the third quarter of 2006. The Company recorded a gross profit of $10.4 million in the fourth quarter, and gross profit as a percentage of revenue (the “gross profit margin”) was 33%. This compared to a gross profit of $10.1 million and a gross profit margin of 27% recorded for the fourth quarter of 2005, and a gross profit of $7.3 million and a gross profit margin of 27%, for the 2006 third quarter. The improvement in gross profit margin in the fourth quarter of 2006 over prior periods resulted primarily from increased sales of higher-margin WipLL, WiMAX and AS.NET products, which more than offset a decline in sales of lower-margin Proximity and ASX products, and higher period costs.

The Company’s fourth quarter 2006 operating expenses of $15.1 million were 9% greater than the fourth quarter 2005 operating expenses of $13.8 million and $1.2 million lower than the operating expenses in the 2006 third quarter. Full year operating expenses were $63.5 million, an increase of 31% over the $48.5 million recorded in 2005. The main increases from 2005 to 2006 related to increased costs of sales and marketing activities and development efforts on our WiMAX product portfolio, the full-year impact of our 2005 Arelnet and Radionet acquisitions, recording of stock compensation costs and increased debt reserve and restructuring charges. In response to these increases, in the third quarter 2006 the Company implemented expense reduction efforts that resulted in reduced quarterly operating expenses in the fourth quarter of 2006.

Net loss for the fourth quarter of 2006 was $4.1 million, or $(0.10) per common share, compared to a net loss of $3.3 million, or $(0.08) per common share, in the fourth quarter of 2005, and a net loss of $18.3 million or $(0.46) per share in the third quarter of 2006. The net loss attributable to common stockholders for the full year 2006 was $38.4 million, or $(0.96) per common share compared to a 2005 full year net loss of $15.1 million or $(0.39) per common share. The increase in net loss in 2006 was due to higher 2006 operating expenses and the deemed dividend on the issuance and exchange of preferred stock referred to above.

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At the end of 2006, the Company’s held cash and cash equivalents, restricted cash and short term investments of $27.2 million.

“We were very pleased to have ended 2006 with our fourth consecutive year of double-digit revenue growth and record revenues,” said Eric Stonestrom, Airspan’s president and chief executive officer. “2006 was a year of transition, as we moved the product portfolio from proprietary technologies, mostly based on circuit switching, to open-standard Internet-Protocol based products. The revenue growth in IP products more than offset the declines in the sales of proprietary technologies. We saw strength in all IP-based product lines, and revenue growth in all geographic regions. Our expanding WiMAX portfolio has opened up many sales opportunities, and we continue to work to be first to market with innovative standards-compliant WiMAX products.

“We believe our development work and new product enhancements in 2006 kept us at the forefront of the broadband wireless technology race,” Stonestrom continued. “We maintained our ability to leverage our WiMAX products with voice over the Internet and Wi-Fi capabilities in turnkey solutions. Our WiMAX development activities led to increased operational spending this year. That level of spending placed us in a strong position to take advantage of the rollout of WiMAX mobility technologies.”

“We are pleased to be able to report another year of record revenue,” said David Brant, Airspan’s chief financial officer. “As expected, our revenues from legacy products has begun to erode, but sales of WiMAX and other IP-based technologies more than made up for that erosion. “

Outlook

The Company continues to expect growth in 2007 over 2006, with a goal of double-digit percent revenue growth for the full year. It expects revenues for the first quarter of 2007 to be in the range of $26 and $28 million, which would represent, if achieved, an increase from the first quarter of 2006. Sales volumes in the first quarter of each year are generally lower than for the fourth quarter, reflecting seasonal buying patterns in the industry. In addition, revenues from legacy Proximity, ASX and ASTone products are expected to decline by approximately $5.0 million in the first quarter 2007 from the fourth quarter 2006, as the Company implements phase out of these products.

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Investor Conference

The Company has scheduled an investor conference call for 5 p.m. EST today. The dial-in numbers for the live conference call are as follows: US toll-free number is 888-443-9987; international access dial-in number is +1-706-634-0598. Reference the Airspan Networks quarterly conference call ID 5613108.

Investors may register for the live webcast of the conference call at http://www.visualwebcaster.com/event.asp?id=37946. For those who cannot listen to the live broadcast, an audio replay of the call will be available for 30 days. The US toll-free number for the replay is 1-800-642-1687; international access number for the replay is +1-706-645-9291. Please use access code 5613108.

About Airspan Networks

Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes products meeting 802.11 a/b/g Wi-Fi standards, and WiMAX Forum Certified equipment that includes software upgradeability to the Mobile WiMAX 802.16e-2005 standard. Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments in more than 100 countries with more than 400 operators, 100 of which use Airspan's WiMAX Forum Certified and non-certified products. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan's AS.TONE VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is an international telecommunications equipment provider headquartered in Boca Raton, Florida.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 31 December, 2005, its Form 10-Q for the quarters ended April 2, 2006, July 2, 2006 and October 1, 2006 and its Form S-3 Registration Statement filed on January 24, 2007. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.
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For Investment and Media Inquiries, contact:
Airspan Networks Inc:
David Brant
Chief Financial Officer
Tel: (561) 893-8650
Fax: (561) 893-8671
Email:  dbrant@airspan.com

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Airspan Networks Inc

Consolidated Statements of Operations
(in thousands except for share and per share data)

	Three months ended		Year to date
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006
	(unaudited)		(unaudited)

Revenue	$37,894	$31,275	$110,966	127,812
Cost of revenue	$(27,756)	(20,828)	(79,467)	(94,948)

Gross profit	10,138	10,447	31,499	32,864
	27%	33%	28%	26%
Operating expenses:
Research and development	6,099	5,946	21,157	24,797
Sales and marketing	3,359	3,621	11,464	17,203
Bad debt provision	313	709	1,115	2,257
General and administration	3,636	3,885	12,682	16,039
Amortization of intangibles	349	234	942	1,060
Restructuring provision	-	655	1,150	2,183

Total operating expenses	13,756	15,050	48,510	63,539

Loss from operations	(3,618)	(4,603)	(17,011)	(30,675)

Interest expense	(9)	(94)	(9)	(362)

Interest and other income	329	595	1,397	1,589

Loss before income taxes	(3,298)	(4,102)	(15,623)	(29,448)

Income tax charge / (credit)	16	16	(546)	(246)

Net loss	(3,314)	(4,118)	(15,077)	(29,202)

Preferred stock deemed dividend	-	-	-	(9,179)

Net loss attributable to common stockholders	$(3,314)	$(4,118)	$(15,077)	$(38,381)

Net loss attributable to common stockholders
per share - basic and diluted	$(0.08)	$(0.10)	$(0.39)	$(0.96)

Weighted average shares outstanding
- basic and diluted	39,515,854	40,332,136	38,736,939	40,026,411

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Airspan Networks Inc

Consolidated Balance Sheets
(in thousands)

	December 31, 2005	December 31, 2006
		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$44,140	$15,890
Restricted cash	2,003	1,111
Short term investments	6,020	10,233
Accounts receivable, less allowance for doubtful debts	24,348	31,063
Unbilled accounts receivable	273	711
Inventory	16,850	23,624
Prepaid expenses and other current assets	3,722	5,935
Total Current Assets	97,356	88,567

Property, plant and equipment, net	5,268	5,705
Goodwill, net	10,231	10,231
Intangible assets, net	3,865	2,806
Other non-current assets	3,732	3,245

Total Assets	$120,452	$110,554

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$24,678	$15,940
Accrued taxes	1,156	687
Deferred revenue	1,514	6,656
Customer Advances	13,935	1,665
Other accrued expenses	13,113	16,197
Current portion of long-term debt	96	-

Total Current Liabilities	54,492	41,145

Non current liabilities
Long-term debt	1,296	1,554
Accrued interest on long-term debt	53	153

Total Non Current Liabilities	1,349	1,707

Stockholders' Equity
Preferred Stock	-	-
Common stock	12	12
Note receivable - stockholder	(87)	(87)
Additional paid in capital	267,426	308,768
Other comprehensive income	(130)	-
Accumulated deficit	(202,610)	(240,991)

Total Stockholders' Equity	64,611	67,702

Total Liabilities and Stockholders' Equity	$120,452	$110,554

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